    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1997
                                                       REGISTRATION NO.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                      REGISTRATION ON FORM S-3 STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                              HALLIBURTON COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              75-2677995
    (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

                              3600 LINCOLN PLAZA
                                 500 N. AKARD
                           DALLAS, TEXAS 75201-3391
                                (214) 978-2600
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
           AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               LESTER L. COLEMAN
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              HALLIBURTON COMPANY
                              3600 LINCOLN PLAZA
                                 500 N. AKARD
                           DALLAS, TEXAS 75201-3391
                                (214) 978-2600
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                         COPIES OF CORRESPONDENCE TO:

        VINSON & ELKINS L.L.P.               SIMPSON THACHER & BARTLETT
           FIRST CITY TOWER                     425 LEXINGTON AVENUE
       HOUSTON, TEXAS 77002-6760            NEW YORK, NEW YORK 10017-3909
            (713) 758-2222                         (212) 455-2000
       ATTN: WILLIAM E. JOOR III                 ATTN: JOHN B. TEHAN
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                                           PROPOSED
                                             PROPOSED      MAXIMUM
                                             MAXIMUM      AGGREGATE    AMOUNT OF
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED     PER UNIT    PRICE(1)(2)      FEE
----------------------------------------------------------------------------------
Debt Securities..........    $600,000,000      100%      $600,000,000   $181,818
----------------------------------------------------------------------------------
Common Stock, par value
 $2.50...................        (3)           ---           ---          ---
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.
(2) If any Debt Securities are issued at an original issue discount, such greater amount as shall result in the initial offering prices aggregating $600,000,000.
(3) Also being registered are such indeterminate number of shares of Common Stock (including such Preferred Share Purchase Rights as may be issued with the Common Stock) as may be issued upon conversion of the Debt Securities registered hereby.

                               ----------------

  THE REGISTRANT HEREBY FURTHER AMENDS THIS REGISTRATION STATEMENT, AS AMENDED HEREBY, ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE HEREOF UNTIL THE REGISTRATION STATEMENT, AS AMENDED HEREBY, SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 1, 1997

PROSPECTUS

                                  $600,000,000

                  [LOGO OF HALLIBURTON COMPANY APPEARS HERE]

                                DEBT SECURITIES

                                  -----------

  Halliburton Company (the "Company") may offer and sell from time to time, in one or more series, its debt securities issued and issuable from time to time under either of the Indentures, as hereinafter defined (the "Debt Securities"), with an aggregate initial offering price not to exceed $600,000,000, on terms to be determined at the time of offering. The specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, maturity, rate (or method of determining the same) and time of payment of interest, if any, purchase price, any terms for redemption or repurchase or conversion into Common Stock, par value $2.50 per share, of the Company ("Common Stock"), the principal amounts to be purchased by or through agents, dealers or underwriters, if any, and other special terms in connection with the offering and sale of the series of Debt Securities in respect of which this Prospectus is being delivered and any listing of the Debt Securities on a securities exchange are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement") or in the applicable pricing supplement hereto (each, a "Pricing Supplement").

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Debt Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate;
(ii) through agents or dealers designated from time to time; or (iii) directly to purchasers. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement or in the applicable Pricing Supplement. The net proceeds to the Company from such sale are also set forth in the accompanying Prospectus Supplement or in the applicable Pricing Supplement. See "Distribution" for possible indemnification arrangements for any such underwriters and agents.

        , 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files, reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be obtained from the web site that the SEC maintains at http://www.sec.gov. In addition, reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as at the regional offices of the SEC at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC in its Washington, D.C. office at prescribed rates. The Common Stock is listed on the New York Stock Exchange. The reports, proxy and information statements and other information concerning the Company described above may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Reports, proxy statements and other information concerning the Company may also be obtained electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the SEC by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, heretofore filed with the SEC by the Company pursuant to the Exchange Act, are incorporated herein by reference:

    (a) The description of the Common Stock contained in the Registration Statement on Form 8-B dated December 12, 1996; and

    (b) The description of the Company's Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-B dated December 12, 1996.

  In addition, the following documents, heretofore filed with the SEC by the Company pursuant to the Exchange Act, are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (c) The Company's Current Reports on Form 8-K filed with the Commission on January 14, 1997, January 23, 1997, January 31, 1997, February 10, 1997,
  February 12, 1997, February 14, 1997, February 21, 1997, March 4, 1997,
  March 18, 1997, March 31, 1997, April 24, 1997, May 8, 1997, May 9, 1997,
  May 21, 1997, May 23, 1997, May 30, 1997, May 30, 1997, June 3, 1997, June
  11, 1997, June 13, 1997, July 7, 1997, July 7, 1997, July 7, 1997, July 17,
  1997, July 18, 1997, July 22, 1997, July 23, 1997, July 25, 1997 and July
  29, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the office of the Vice President and Secretary, 3600 Lincoln Plaza, 500 N. Akard, Dallas, Texas 75201-3391, telephone number (214) 978-2600.

                                  THE COMPANY

  Halliburton Company, together with its subsidiaries, is a diversified world-wide services and sales organization. Subsidiaries of the Company render oil field services, both onshore and offshore, to the petroleum industry. They also provide engineering, construction, project management, facilities operation and maintenance services to the petroleum industry and other industrial and governmental customers. In addition, they manufacture various products for sale to the petroleum industry, manufacture specialty products for and render specialty services to general industry.

  The Company, together with its subsidiaries, is one of the world's largest companies providing services to the energy industry. For the year ended December 31, 1996, approximately 73% of its consolidated revenues was derived from sales and services to, including construction for, the energy industry. Subsidiaries of the Company conduct business in more than 100 countries and approximately 55% of the Company's consolidated revenues for 1996 was derived from international sales and services.

  The Company was incorporated under the laws of the State of Delaware in 1996 as the successor of a company incorporated under the laws of the State of Delaware in 1924. The Company's principal executive offices are located at 3600 Lincoln Plaza, 500 N. Akard, Dallas, Texas 75201-3391, telephone number
(214) 978-2600.

HOLDING COMPANY REORGANIZATION

  The Company succeeded its predecessor (the "Predecessor") in a reorganization effected on December 12, 1996 (the "Reorganization"), as a result of which the Company became a holding company the only significant assets of which are the stock of its operating subsidiaries. In connection with the Reorganization, the Company, as the new holding company, assumed certain liabilities and obligations of the Predecessor, including those with respect to the $200 million in aggregate principal amount of the Predecessor's outstanding 8.75% Debentures Due February 15, 2021. As a result, both the Company and the Predecessor are primary obligors with respect to such Debentures and certain other liabilities and obligations.

  Debt Securities sold pursuant hereto will be solely obligations of the Company. The only significant assets of the Company are the stock of its subsidiaries, and, as a consequence, any indebtedness of the Company, including any Debt Securities sold pursuant hereto, will be structurally subordinated to all of the indebtedness of its subsidiaries. For further information, see "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Structural Subordination."

STOCK SPLIT

  The Company has effected a two-for-one stock split in the form of a 100% stock dividend paid on July 21, 1997 to holders of the Company's Common Stock of record on June 26, 1997 (the "Stock Split"). All information relating to the Company's Common Stock set forth herein, as well as the information set forth under "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Rights to Purchase Preferred Stock", gives effect to the Stock Split.

PENDING ACQUISITION

  The Company has entered into an Agreement and Plan of Merger dated as of June 9, 1997 with NUMAR Corporation, a Pennsylvania coporation ("NUMAR"), pursuant to which a wholly-owned subsidiary of the Company would be merged with and into NUMAR (the "Merger"). As a result of the Merger, (i) each common share of NUMAR outstanding immediately prior to the effective time of the Merger, other than shares of NUMAR Common Stock held directly or indirectly by the Company or NUMAR and shares held by persons dissenting from the Merger, will be converted into 0.9664 of one share of Common Stock of the Company and
(ii) NUMAR will become a wholly-owned subsidiary of the Company. Based on the numbers of shares of Common Stock of the Company and of NUMAR Common Stock outstanding on July 25, 1997, a maximum of 8,135,678 shares of Common Stock of the Company will be issuable pursuant to the Merger (assuming no exercise prior to the effective time of the Merger of NUMAR options and warrants), representing approximately 3.2% of the total Common Stock of the Company to be outstanding after such issuance. In addition, the Company will be required to reserve for issuance an aggregate of approximatley 956,000 shares of Company Common Stock that may be issued upon the exercise of NUMAR options and warrants after the effective time of the Merger (assuming no exercise therof after July 25, 1997 and prior to such effective time).

  NUMAR designs, manufactures, and markets a patented, proprietary well logging device, the Magnetic Resonance Imaging Logging tool, which utilizes magnetic resonance imaging technology, widely used in medical diagnostic imaging devices, to evaluate subsurface rock formations in newly drilled oil and gas wells. The tool is a commercially-available well logging tool able to measure, in real time at the wellsite, the proportion of fluid that is free to flow within a formation, effective formation porosity, fluid viscosity and rock grain size, to perform direct hydrocarbon typing and to derive formation permeability. At June 30, 1997, NUMAR had consolidated total assets of $34.4 million and consolidated shareholders' equity of $20.8 million and employed approximately 140 persons.

  The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. The Company believes that, upon consummation of the Merger, NUMAR will not constitute a "significant subsidiary" as such term is defined in the rules and regulations of the SEC and, accordingly, the Company will not restate its financial statements to reflect the Merger.

MEDIUM TERM NOTE PROGRAM

  The Company has authorized a Medium Term Note Program pursuant to which the Company may from time to time offer and sell up to $500 million in medium term notes. Obligations evidenced by any such medium term notes sold by the Company from time to time will be reflected in the Company's consolidated financial statements included in the Company's reports filed with the SEC and incorporated herein by reference.

                                USE OF PROCEEDS

  Unless otherwise provided in the Prospectus Supplement or the applicable Pricing Supplement, the net proceeds from the sale of the Debt Securities offered by this Prospectus, the Prospectus Supplement and any applicable Pricing Supplement (the "Offered Debt Securities") will be added to the Company's general funds and used for general corporate purposes, which may include repayment of debt of the Company, acquisitions by the Company and loans and advances to, and investments in, subsidiaries of the Company to provide funds for working capital, repayment of debt and capital expenditures. Until so utilized, it is expected that such net proceeds will be placed in interest bearing time deposits or invested in short-term marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                     SIX MONTHS
                              YEARS ENDED DECEMBER 31,                                 ENDED
             --------------------------------------------------------------           JUNE 30,
             1992        1993           1994           1995           1996              1997
             ----        ----           ----           ----           ----           ----------
             (a)         (a)            3.3            5.0            6.6               9.1

--------
(a) Earnings were inadequate to cover fixed charges in 1992 and 1993 by $158.9 million and $199.4 million, respectively.

  For purposes of computing the ratio of earnings to fixed charges: (i) fixed charges consist of interest on debt (whether expensed or capitalized), amortization of debt discount and expense and a portion of rental expense determined to be representative of interest and (ii) earnings consist of income (loss) from continuing operations before provision for income taxes, minority interest, cumulative effects of accounting changes and extraordinary items plus fixed charges as described above, adjusted to exclude capitalized interest and by the excess or deficiency of dividends over income of 50 percent or less owned entities accounted for by the equity method.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement and, if applicable, any Pricing Supplement may relate. The particular terms of the Offered Debt Securities offered by any Prospectus Supplement and any applicable Pricing Supplement and the extent, if any, to which such general provisions do not apply to such Offered Debt Securities will be described in the Prospectus Supplement and any Pricing Supplement relating to such Offered Debt Securities.

  The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt ("Senior Debt Securities"), under a Second Senior Indenture dated as of December 1, 1996 between the Predecessor and Texas Commerce Bank National Association, as trustee (the "Trustee"), as supplemented, amended and modified by that certain First Supplemental Indenture dated as of December 5, 1996 between the Predecessor and the Trustee and the Second Supplemental Indenture dated as of December 12, 1996 among the Predecessor, the Company and the Trustee and as further supplemented, amended and modified (the "Second Senior Debt Indenture"), and, in the case of Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under a Subordinated Indenture dated as of January 2, 1991 between the Predecessor and the Trustee, as supplemented, amended and modified by the First Supplemental Indenture dated as of December 12, 1996 among the Predecessor, the Company and the Trustee and as further supplemented, amended and modified (the "Subordinated Debt Indenture"). The Second Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Texas Commerce Bank National Association (and any successor thereto as trustee under the Indentures) is hereinafter referred to as the "Trustee." The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referenced, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

  In connection with the Reorganization, the Predecessor, the Company and the Trustee entered into an indenture supplemental to that certain Senior Indenture dated as of January 2, 1991 between the Predecessor and the Trustee (as so supplemented, the "First Senior Debt Indenture"), pursuant to which the Company assumed the obligations of the Predecessor and became a primary obligor, together with the Predecessor, with respect to the $200 million in aggregate principal amount of the Predecessor's outstanding 8.75% Debentures Due February 15, 2021.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder nor does either limit the aggregate unsecured indebtedness of the Company or any subsidiary thereof or limit the payment of dividends or the acquisition of stock of the Company.

  Unless otherwise set forth in the Prospectus Supplement or any applicable Pricing Supplement relating to a particular series of Offered Debt Securities, the Debt Securities will not contain any provisions that may afford holders of the Debt Securities protection in the event of a change of control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control of the Company).

  Reference is made to the Prospectus Supplement and any applicable Pricing Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as Senior Debt Securities or Subordinated Debt Securities, aggregate principal amount, and denomination; (iii) whether the Offered Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) the date or dates on which the Offered Debt Securities will mature; (v) the method by which amounts payable in respect of principal of, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (vi) the interest rate or rates (or the method by which such will be determined), and the dates from which such interest, if any, will accrue; (vii) the date or dates on which any such interest will be payable; (viii) the purchase price, expressed as a percentage of their principal amount, at which any Offered Debt Securities will be offered; (ix) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer and, if applicable, conversion; (x) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (xi) any applicable United States Federal income tax consequences; and (xii) any other specific terms of the Offered Debt Securities, including any additional or different events of default, remedies or covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

  In addition, the issue price of Offered Debt Securities that are original issue discount securities, the amount of the original issue discount with respect thereto, the manner and rate or rates per annum (which may be fixed or variable) at which such original issue discount shall accrue, the yield to maturity represented thereby, the date or dates from or to which or period or periods during which such original issue discount shall accrue, the portion of the principal amount of such Offered Debt Securities that will be payable upon acceleration of the maturity thereof or upon the optional or mandatory redemption, purchase or exchange thereof and any other specific terms thereof will be described in the Prospectus Supplement and any applicable Pricing Supplement relating thereto.

  Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

  Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States Federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States Federal income tax purposes will be described in the applicable Prospectus Supplement.

  Structural Subordination. As a result of the Reorganization described under "The Company -- Holding Company Reorganization," the Company is a holding company, the only significant assets of which are the stock of its subsidiaries. As a consequence, any indebtedness of the Company, including Debt Securities issued under the Second Senior Debt Indenture or the Subordinated Debt Indenture, will be structurally subordinated to all of the indebtedness of the Company's subsidiaries.

  Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

  Events of Default. Unless otherwise specified in the Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of any interest with respect to Debt Securities of such series when due, continued for 30 days; (b) default in the payment of principal or premium, if any, with respect to Debt Securities of such series when due; (c) default in the payment or satisfaction of any sinking fund obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of the Company applicable to Debt Securities of such series, continued for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding; and (e) certain events of bankruptcy, insolvency or reorganization (Section 5.1). If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the Debt Securities of such series due and payable immediately, but the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Company and the Trustee, may rescind such declaration if the Company shall have paid or deposited with the Trustee all amounts that shall have become due, otherwise than through acceleration, for principal, premium, if any, and interest, if any, and all defaults under such Indenture are cured or waived (Section 5.1).

  Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; provided, however, that, subject to the subordination provisions applicable to the Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or, with respect to any convertible

Subordinated Debt Security, the right to convert such Subordinated Debt Security, or to institute suit for the enforcement of any such payment or right to convert shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture (Section 5.7).

  In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any or all series have given any request, demand, authorization or consent under the Indenture, the principal amount of an original issue discount Debt Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

  The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under each Indenture (Section 4.3).

  Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to each series of Debt Securities as set forth below (Article
10).

  The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or subject to optional redemption within one year) by depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due.

  Unless otherwise provided in the applicable Prospectus Supplement, the Company may also discharge at any time all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under either Indenture (other than convertible Subordinated Debt Securities) ("defeasance") only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due and such funds have been so deposited for 91 days; (ii) such defeasance will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter the United States Federal income tax treatment of such holders' principal and interest payments on such series of Debt Securities (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States Federal income tax law occurring after the date of this Prospectus because such an opinion could not be rendered under current tax law).

  Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series; (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series; (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon when due and to receive mandatory sinking fund payments thereon when due, if any; (iv) the rights, obligations, duties and immunities of the Trustee; (v) the rights of holders of Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; (vi) the obligations of the Company to maintain an office or agency in respect of Debt Securities of such series; and (vii) if applicable, the obligations of the Company with respect to the conversion of Debt Securities of such series into Common Stock.

  Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities: (a) to evidence the assumption by a successor entity of the obligations of the Company under such Indenture; (b) to add covenants or new events of default for the protection of the holders of such Debt Securities; (c) to cure any ambiguity or correct any inconsistency in the Indenture; (d) to establish the form and terms of such Debt Securities; (e) to evidence the acceptance of appointment by a successor trustee; (f) to amend the Indenture in any other manner that the Company may deem necessary or desirable and that will not adversely affect the interests of the holders of Debt Securities issued thereunder; or (g), in the case of Senior Debt Securities, to secure such Debt Securities (Section 8.1).

  Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or to change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided, however, that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, reduce the amount of the principal or premium, if any, thereof, reduce the rate, change the method of determination or extend the time of payment of interest thereon, reduce or alter the method of computation of any amount payable on or at redemption thereof, reduce the principal amount of any original issue discount security payable upon acceleration or provable in bankruptcy, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect the right to convert Debt Securities or any right of prepayment at the option of the holder or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification (Section 8.2).

  The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby (Section 8.6 of the Subordinated Debt Indenture).

  Paying Agent and Registrar. The Trustee or an affiliate of the Trustee initially will act as paying agent and registrar with respect to any series of Debt Securities issued under an Indenture (Section 3.2).

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES

  General. Senior Debt Securities will be issued under the Second Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

  Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Article One of the Second Senior Debt Indenture).

  "Subsidiary" means any corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling any one or more of the Company and its Subsidiaries to elect a majority of the directors of such corporation.

  "Principal Property" means any real estate, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Company or of any Restricted Subsidiary, whether owned at or acquired after the date of the Second Senior Debt Indenture (other than any pollution control facility), that in the opinion of the Board of Directors is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole.

  "Restricted Subsidiary" means (a) any Subsidiary existing at the date of the Second Senior Debt Indenture whose principal assets and business are located in the United States or Canada, except certain sales financing, real estate and other Subsidiaries so designated, and (b) any other Subsidiary that is designated by the Company to be a Restricted Subsidiary. In connection with the Reorganization, the Predecessor, the Subsidiary of the Company to which the Predecessor transferred all of the outstanding capital stock of certain Subsidiaries in connection with the Reorganization and certain of such Subsidiaries have been designated as Restricted Subsidiaries.

  "Secured Debt" means indebtedness (other than indebtedness among the Company and Restricted Subsidiaries) for money borrowed by the Company or a Restricted Subsidiary, or any other indebtedness of the Company or a Restricted Subsidiary on which interest is paid or payable, which in any case is secured by (a) a lien or other encumbrance on any Principal Property of the Company or a Restricted Subsidiary, (b) a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary or (c) in the case of indebtedness of the Company, a guaranty by a Restricted Subsidiary; provided, however, that any indebtedness of the Predecessor issued prior to the Reorganization shall not, by virtue of the assumption of such indebtedness by the Company at the time of the Reorganization, constitute indebtedness secured by a guarantee of a Restricted Subsidiary within the meaning of clause
(c) above.

  "Consolidated Net Tangible Assets" means the aggregate amount of assets included on a consolidated balance sheet of the Company and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

  "Sale and Leaseback Transaction" means the sale or transfer by the Company or a Restricted Subsidiary of any Principal Property owned by it which has been in full operation for more than 120 days prior to such sale or transfer with the intention of taking back a lease on such property (other than a lease not exceeding 36 months) where the use by the Company or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease.

  Restrictions on Secured Debt. At such time as any series of Senior Debt Securities has been issued and is outstanding, the Company and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or guaranteeing any Secured Debt without equally and ratably securing the Senior Debt Securities of such series and any other indebtedness of or guaranteed by the Company or any such Restricted Subsidiary then entitled thereto. The foregoing restrictions are not applicable to (i) certain purchase money mortgages, (ii) certain mortgages to finance construction on unimproved property, (iii) mortgages existing on property at the time of acquisition by the Company or a Restricted Subsidiary, (iv) mortgages existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Restricted Subsidiary, (v) mortgages on property of a corporation existing at the time such corporation is merged or consolidated with the Company or a Restricted Subsidiary, (vi) mortgages in favor of governmental bodies to secure certain payments of indebtedness or (vii) extensions, renewals or replacements of the foregoing (Section 3.6 of the Second Senior Debt Indenture).

  Notwithstanding the foregoing restrictions, the Company and any one or more Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt not otherwise permitted or excepted without equally and ratably securing the Senior Debt Securities of each series issued and outstanding under the Second Senior Debt Indenture if the sum of (a) the amount of such Secured Debt plus
(b) the aggregate value of Sale and Leaseback Transactions (subject to certain exceptions) does not exceed 5% of Consolidated Net Tangible Assets (Section
3.6 of the Second Senior Debt Indenture).

  Limitations on Sale and Leaseback Transactions. At such time as any series of Senior Debt Securities has been issued and is outstanding, Sale and Leaseback Transactions are prohibited unless (a) the Company or the Restricted Subsidiary owning such Principal Property would be entitled to incur Secured Debt equal to the amount realizable upon the sale or transfer of the property to be so leased secured by a mortgage on such property without equally and ratably securing the Senior Debt Securities of such series or (b) an amount equal to the value of the property so leased is applied to the retirement (other than mandatory retirement) of the Senior Debt Securities of such series or certain other funded indebtedness of the Company and its Restricted Subsidiaries (Section 3.7 of the Second Senior Debt Indenture).

  Restrictions on Transfer of Principal Property to Unrestricted Subsidiary. The Company and its Restricted Subsidiaries are prohibited from transferring (whether by merger, consolidation or otherwise), except for fair value, any Principal Property to any Subsidiary that is not a Restricted Subsidiary, without retiring indebtedness as summarized in clause (b) of the preceding paragraph (Section 3.8 of the Second Senior Debt Indenture).

  Consolidation, Merger, Sale or Conveyance. Under the Second Senior Debt Indenture, no consolidation or merger of the Company, and no sale of substantially all of its property, shall be made with or to another corporation if any Principal Property of the Company or a Restricted Subsidiary would become subject to any mortgage or lien (other than those permitted by Section 3.6 of the Second Senior Debt Indenture) unless prior thereto all Senior Debt Securities then outstanding are secured (equally and ratably with any other indebtedness of or guaranteed by the Company or any Restricted Subsidiary then entitled thereto) by a lien on any such Principal Property and certain other properties (Section 9.2 of the Second Senior Debt Indenture).

  The Board of Directors of the Company has not designated any property of the Company or of any Restricted Subsidiaries as a Principal Property because, in the opinion of management of the Company, no single property or asset is of material importance to the total business of the Company and its Restricted Subsidiaries taken as a whole.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

  Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities, other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company (Sections 14.1, 14.4 and 14.5 of the Subordinated Debt Indenture).

  "Senior Indebtedness" is defined in the Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Company in a proceeding under Federal or state bankruptcy laws, and (e) trade accounts payable. "Indebtedness" is defined in the Subordinated Debt Indenture as, with respect to any Person, (a)(i) the principal of and premium and interest on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred, (ii) the principal of and premium and interest on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets and
(iii) lease obligations that such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, that is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refunding, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (a) and (b) above.

  If (i) without the consent of the Company a court shall enter an order for relief with respect to the Company under the United States Federal bankruptcy laws or a judgment, order or decree adjudging the Company a bankrupt or insolvent or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States Federal or state bankruptcy or insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States Federal bankruptcy laws or for an adjudication of insolvency, shall consent to the institution of bankruptcy or insolvency proceedings against it, shall file a petition seeking or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property or shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) must first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities must be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution of securities will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium or any interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations (Section 14.1 of the Subordinated Debt Indenture).

  By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

  Conversion. Offered Debt Securities that constitute Subordinated Debt Securities may provide for a right of conversion thereof into Common Stock (or cash in lieu thereof). The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Offered Debt Securities.

  The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless such Subordinated Debt Securities have been previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment (Section 13.2 of the Subordinated Debt Indenture). The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof (Section 13.2 of the Subordinated Debt Indenture).

  In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as defined in the Subordinated Debt Indenture); and the distribution to all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's subsidiaries) other than Common Stock or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 13.4 of the Subordinated Debt Indenture). The Company has been advised by its counsel, Vinson & Elkins L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock that would be taxable pursuant to Treasury Regulations issued under Section 305 of the Code. The amount of any such taxable constructive distribution will be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock (Section 13.3 of the Subordinated Debt Indenture). Upon conversion, no adjustments will be made for accrued interest or dividends and therefore convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive (Sections 13.2 and 13.4 of the Subordinated Debt Indenture).

  In the case of any consolidation or merger of the Company with or into any other person (with certain exceptions) or any sale or transfer of all or substantially all the assets of the Company, the holder of convertible Subordinated Debt Securities, after the consolidation, merger, sale or transfer, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such consolidation, merger, sale or transfer, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, sale or transfer (Section
13.5 of the Subordinated Debt Indenture).

  Consolidation, Merger, Sale or Conveyance. The Subordinated Debt Indenture permits the Company to consolidate with, or merge into, or transfer substantially all of its property to, another person provided certain specified conditions are met (Section 9.1 of the Subordinated Debt Indenture).

CONCERNING THE TRUSTEE

  Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to either the 8.75% Debentures Due February 15, 2021 outstanding under the First Senior Debt Indenture or any Senior Debt Securities issued under the Second Senior Debt Indenture, on one hand, or any Subordinated Debt Securities issued under the Subordinated Debt Indenture, on the other, Texas Commerce Bank National Association would be required to resign as trustee under either the First and Second Senior Debt Indentures or the Subordinated Debt Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

  Texas Commerce Bank National Association, the Trustee under the Indentures, is a depositary for funds of, makes loans to and performs other services for the Company in the normal course of business.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following descriptions of certain of the provisions of the Restated Certificate of Incorporation of the Company and of the Restated Rights Agreement (as defined below) are necessarily general and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. Information set forth herein has been adjusted to give effect to the Stock Split described under "The Company--Stock Split."

COMMON STOCK

  The Company is authorized to issue 400,000,000 shares of Common Stock, par value $2.50. As of July 22, 1997, there were 260,069,832 shares of Common Stock issued and outstanding and approximately 14,500 holders of record of Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Preferred Stock (as defined below), the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining after the full amounts, if any, to which the holders of outstanding Preferred Stock are entitled. The holders of Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable.

PREFERRED STOCK

  General. The Company is authorized to issue 5,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"). No shares of Preferred Stock are outstanding. The Board of Directors of the Company has authority, without stockholder approval (subject to a limited exception), to issue shares of Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of such series. The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any Preferred Stock.

  Series A Preferred Stock. The Board of Directors of the Company has, in conjunction with its adoption of the Rights Agreement described below, designated 2,000,000 shares of Preferred Stock as the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are designed so that the value of each two-hundredth of a share purchasable upon exercise of a Right will approximate the value of one share of Common Stock. The Series A Preferred Stock is nonredeemable and will rank junior to all other series of Preferred Stock. Each whole share of Series A Preferred Stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash or (ii), in the aggregate, 200 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock are entitled to receive a preferential liquidation payment equal to the greater of (i) $100.00 per share or (ii), in the aggregate, 200 times the payment made on the Common Stock, plus, in either case, the accrued and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Series A Preferred Stock is entitled to receive 200 times the amount received per share of Common Stock. Each whole share of Series A Preferred Stock is entitled to 200 votes on all matters submitted to a vote of the stockholders of the Company, and holders of Series A Preferred Stock will generally vote together as one class with the holders of Common Stock and any other capital stock on all matters submitted to a vote of stockholders of the Company.

RIGHTS TO PURCHASE PREFERRED STOCK

  General. Effective as of December 11, 1996, the Board of Directors of the Company paid a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock held of record on that date and approved the further issuance of Rights with respect to all shares of Common Stock that are subsequently issued, including without limitation the shares of Common Stock that were issued pursuant to the Reorganization and pursuant to the Stock Split. The Rights were issued subject to a Rights Agreement dated as of December 1, 1996 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (which Rights Agreement has been restated without amendment to reflect the change of the corporate name of the Company -- the "Restated Rights Agreement.") Each Right now entitles the registered holder to purchase from the Company one two-hundredth of a share of Series A Preferred Stock at a price of $75.00 in cash (the "Purchase Price"), subject to adjustment. Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for Common Stock and will not be transferable apart from the Common Stock.

  The rights and privileges, and the limitations and restrictions thereof, of Rights issued pursuant to the Restated Rights Agreement are substantively the same as those of the rights issued under the Second Amended and Restated Rights Agreement of the Predecessor that was terminated in connection with the Reorganization.

  Detachment of Rights; Exercise. The Rights are currently attached to all certificates representing outstanding shares of Common Stock and no separate Right certificates have been distributed. The Rights will separate from the Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) ten business days following the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Restated Rights Agreement) of the Company or (ii) ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

  The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate certificates alone will thereafter evidence the Rights.

  If a person or group were to acquire 15% or more of the Voting Shares of the Company, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Common Stock (or, under certain circumstances, the equivalent number of two-hundredths of a share of Series A Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

  If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision would be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

  Antidilution and Other Adjustments. The number of shares (or fractions thereof) of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or any subdivision, consolidation or combination of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of the Company, the Board of Directors may, at its option, issue Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Common Stock (or one two-hundreth of a share of Series A Preferred Stock) for each two shares of Common Stock for which each Right is then exercisable, subject to adjustment.

  Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of the Company may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Expiration; Amendment of Rights. The Rights will expire on December 15, 2005, unless earlier extended, redeemed or exchanged. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that, after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of holders of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without the approval of the Board of Directors of the Company. The Rights should not, however, interfere with any merger or other business combination that is approved by the Board of Directors of the Company.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement and is available free of charge from the Company.

                                 DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to one or more other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Debt Securities and any applicable commissions or discounts.

  Underwriters, dealers or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters or agents may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market will develop or be continued and no assurance can be given as to the liquidity of any such market.

  Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The legality of the Debt Securities, as well as certain tax matters in connection therewith, is being passed upon for the Company by Vinson & Elkins L.L.P., First City Tower, Houston, Texas 77002-6760. Certain legal matters in connection with the Debt Securities may be passed upon for any underwriters or dealers by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017-3909.

                                    EXPERTS

  The consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

  The expenses in connection with the issuance and distribution of the Debt Securities being registered, other than underwriting discounts and commissions, are estimated as follows:

   Securities and Exchange Commission registration fee................ $ 181,818
   Rating agency fees.................................................     *
   Blue sky fees and expenses.........................................     *
   Legal fees and expenses............................................     *
   Accounting fees and expenses.......................................     *
   Printing and engraving expenses....................................     *
   Miscellaneous expenses.............................................     *

--------
  * To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.
Article X of the Registrant's Restated Certificate of Incorporation, together with Section 39 of its ByLaws, as amended, provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Registrant or is a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's Restated Certificate of Incorporation and the By-Laws were adopted or as may be thereafter amended.
Section 39 of the Registrant's By-Laws and Article X of its Restated Certificate of Incorporation expressly provide that they are not the exclusive methods of indemnification.

  Section 39 of the By-Laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of another entity against any expense, liability or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article XV of the Registrant's Restated Certificate of Incorporation contains such a provision.

  The Registrant has entered into indemnification agreements with each of its directors which provide for indemnification as permitted by the DGCL and provide that the Registrant will pay certain expenses incurred by a director in connection with any threatened, pending or completed action, suit or proceeding, whether criminal or civil, where the director's involvement is by reason of the fact that he or she is or was a director of the Registrant or is a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans. Such amounts include attorney's fees and other expenses customarily incurred in connection with legal proceedings and, in the case of proceedings other than actions by or in the name of the Registrant, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred. A director will be entitled to indemnification under such agreements if he acted in good faith and in a manner which he or she reasonably believed was in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, has no reason to believe his conduct was unlawful.

ITEM 16. EXHIBITS.

       *1.1 --Underwriting Arrangements.
        2.1 --Agreement and Plan of Reorganization dated as of December 11,
              1996 among Halliburton Company, Halliburton Hold Co. and
              Halliburton Merge Co. (incorporated by reference to Exhibit 1.1 of the Company's Registration Statement on Form 8-B dated
              December 12, 1996, File No. 1-03492).
        2.2 --Agreement and Plan of Merger dated June 9, 1997 among the
              Registrant, Halliburton M.S. Corp. and NUMAR Corporation
              (incorporated by reference to Exhibit 2(a) to the Current Report on Form 8-K of the Registrant filed with the Securities and Exchange Commission on June 13, 1997).
        3.1 --Restated Certificate of Incorporation of the Registrant.
        3.2 --By-Laws of the Registrant.
        4.1 --Senior Indenture dated as of January 2, 1991 between the
              Predecessor and Texas Commerce Bank National Association, as
              Trustee (incorporated by reference to Exhibit 4(b) to the Predecessor's Registration Statement on Form S-3 (File No. 33-
              38394) originally filed with the Securities and Exchange
              Commission on December 21, 1990), as supplemented and amended by the First Supplemental Indenture dated as of December 12, 1996 among the Predecessor, the Registrant and the Trustee
              (incorporated by refererence to Exhibit 4.1 of the Company's
              Registration Statement on Form 8-B dated December 12, 1996, File
              No. 1-03492).
        4.2 --Second Senior Indenture dated as of December 1, 1996 between the
              Predecessor and Texas Commerce Bank National Association, as
              Trustee, as supplemented and amended by the First Supplemental
              Indenture dated as of December 5, 1996 between the Predecessor and the Trustee and the Second Supplemental Indenture dated as of December 12, 1996 among the Predecessor, the Registrant and the Trustee (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form 8-B dated December 12,
              1996, File No. 1-03492).
       *4.3 --Forms of Debt Securities.
        4.4 --Subordinated Indenture dated as of January 2, 1991 between the
              Predecessor and Texas Commerce Bank National Association, as
              Trustee (incorporated by reference to Exhibit 4(c) to the Predecessor's Registration Statement on Form S-3 (File No. 33-
              38394) originally filed with the Securities and Exchange
              Commission on December 21, 1990), as supplemented and amended by the First Supplemental Indenture dated as of December 12, 1996 among the Predecessor, the Registrant and the Trustee
              (incorporated by reference to Exhibit 4.3 of the Company's
              Registration Statement on Form 8-B dated December 12, 1996, File
              No. 1-03492).

        4.5 --Rights Agreement dated as of December 1, 1996 between the
              Registrant and ChaseMellon Shareholder Services, L.L.C.
              (incorporated by reference to Exhibit 4.4 of the Company's
              Registration Statement on Form 8-B dated December 12, 1996, File
              No. 1-03492).
        4.8 --Form of Common Stock Certificate (incorporated by reference to
              Exhibit 4.8 to the Company's Registration Statement on Form S-3
              (File No. 33-65772) originally filed with the Securities and Exchange Commission on July 9, 1993 and as post-effectively amended on December 5, 1996 and December 18, 1996).
        5.1 --Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
       *8.1 --Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
       12.1 --Computation of Ratio of Earnings to Fixed Charges.
       23.1 --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
       23.2 --Consent of Arthur Andersen LLP.
       24.1 --Powers of Attorney.
       25.1 --Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Texas Commerce Bank National Association.

    --------
      * The Company will file forms of, or final copies of, any underwriting, distribution or similar agreements, Debt Securities, supplemental indentures and any related legal opinions not previously so filed by amendment hereto or as exhibits to a Current Report on Form 8-K.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the certificate of incorporation or by-laws of the Registrant or agreements between the Registrant and its directors or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this the 1st day of August, 1997.

                                          HALLIBURTON COMPANY


                                          By       /s/ Richard B. Cheney
                                             -----------------------------------
                                                    Richard B. Cheney,
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this the 1st day of August, 1997.

             SIGNATURE                           TITLE
             ---------                           -----
       /s/ Richard B. Cheney         Chairman of the Board and
------------------------------------  Chief Executive Officer and
         Richard B. Cheney            Director (Principal
                                      Executive Officer)


         /s/ Gary V. Morris          Executive Vice President and
------------------------------------  Chief Financial Officer
           Gary V. Morris             (Principal Financial
                                      Officer)


    /s/ R. Charles Muchmore, Jr.     Vice President and
------------------------------------  Controller (Principal
      R. Charles Muchmore, Jr.        Accounting Officer)


      *  Anne L. Armstrong           Director
------------------------------------
         Anne L. Armstrong

      *  Lord Clitheroe              Director
------------------------------------
         Lord Clitheroe

      *  Robert L. Crandall          Director
------------------------------------
         Robert L. Crandall

             SIGNATURE                           TITLE
             ---------                           -----
        *   W. R. Howell                       Director
------------------------------------
            W. R. Howell

        *  Dale P. Jones                       Director
------------------------------------
           Dale P. Jones

       *  Delano E. Lewis                      Director
------------------------------------
          Delano E. Lewis

         *  C. J. Silas                        Director
------------------------------------
            C. J. Silas

      *  Roger T. Staubach                     Director
------------------------------------
         Roger T. Staubach

    *  Richard J. Stegemeier                   Director
------------------------------------
       Richard J. Stegemeier

      /s/ Susan S. Keith
*By: __________________________
        Susan S. Keith
         Pursuant to
      Powers of Attorney

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
                                                                     NUMBERING
 EXHIBIT                                                              PAGE NO.
 -------                                                             ----------
   *1.1  --Underwriting Arrangements.
    2.1  --Agreement and Plan of Reorganization dated as of
           December 11, 1996 among Halliburton Company, Halliburton
           Hold Co. and Halliburton Merge Co. (incorporated by
           refererence to Exhibit 1.1 of the Company's Registration
           Statement on Form 8-B dated December 12, 1996, File No.
           1-03492).
    2.2  --Agreement and Plan of Merger dated June 9, 1997 among the Registrant, Halliburton M.S. Corp. and NUMAR
           Corporation (incorporated by reference to Exhibit 2(a)
           to the Current Report on Form 8-K of the Registrant
           filed with the Securities and Exchange Commission on
           June 13, 1997).
    3.1  --Restated Certificate of Incorporation of the
           Registrant.
    3.2  --By-Laws of the Registrant.
    4.1  --Senior Indenture dated as of January 2, 1991 between the Predecessor and Texas Commerce Bank National
           Association, as Trustee (incorporated by reference to
           Exhibit 4(b) to the Predecessor's Registration Statement
           on Form S-3 (File No. 33-38394) originally filed with
           the Securities and Exchange Commission on December 21,
           1990), as supplemented and amended by the First
           Supplemental Indenture dated as of December 12, 1996
           among the Predecessor, the Registrant and the Trustee
           (incorporated by refererence to Exhibit 4.1 of the
           Company's Registration Statement on Form 8-B dated
           December 12, 1996, File No. 1-03492).
    4.2  --Second Senior Indenture dated as of December 1, 1996 between the Predecessor and Texas Commerce Bank National
           Association, as Trustee, as supplemented and amended by
           the First Supplemental Indenture dated as of December 5,
           1996 between the Predecessor and the Trustee and the
           Second Supplemental Indenture dated as of December 12,
           1996 among the Predecessor, the Registrant and the
           Trustee (incorporated by reference to Exhibit 4.2 of the
           Company's Registration Statement on Form 8-B dated
           December 12, 1996, File No. 1-03492).
   *4.3  --Forms of Debt Securities.
    4.4  --Subordinated Indenture dated as of January 2, 1991
           between the Predecessor and Texas Commerce Bank National
           Association, as Trustee (incorporated by reference to
           Exhibit 4(c) to the Predecessor's Registration Statement
           on Form S-3 (File No. 33-38394) originally filed with
           the Securities and Exchange Commission on December 21,
           1990), as supplemented and amended by the First
           Supplemental Indenture dated as of December 12, 1996
           among the Predecessor, the Registrant and the Trustee
           (incorporated by reference to Exhibit 4.3 of the
           Company's Registration Statement on Form 8-B dated
           December 12, 1996, File No. 1-03492).
    4.5  --Rights Agreement dated as of December 1, 1996 between the Registrant and ChaseMellon Shareholder Services,
           L.L.C. (incorporated by reference to Exhibit 4.4 of the
           Company's Registration Statement on Form 8-B dated
           December 12, 1996, File No. 1-03492).
    4.8  --Form of Common Stock Certificate (incorporated by
           reference to Exhibit 4.8 to the Company's Registration
           Statement on Form S-3 (File No. 33-65772) orginally
           filed with the Securities and Exchange Commission on
           July 9, 1993 and as post-effectively amended on December
           5, 1996 and December 18, 1996).
    5.1  --Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

                                                                     SEQUENTIAL
                                                                     NUMBERING
 EXHIBIT                                                              PAGE NO.
 -------                                                             ----------
   *8.1  --Opinion of Vinson & Elkins L.L.P. as to certain tax matters.

   12.1  --Computation of Ratio of Earnings to Fixed Charges.

   23.1  --Consent of Vinson & Elkins L.L.P. (contained in Exhibit
           5.1).

   23.2  --Consent of Arthur Andersen LLP.

   24.1  --Powers of Attorney.

   25.1  --Form T-1 Statement of Eligibility under the Trust
           Indenture Act of 1939 of Texas Commerce Bank National
           Association.

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  * The Company will file forms of, or final copies of, any underwriting, distribution or similar agreements, Debt Securities, supplemental indentures and any related legal opinions not previously so filed by amendment hereto or as exhibits to a Current Report on Form 8-K.